AGREEMENT

THIS AGREEMENT is made on the 8th day of November, 2005 by and between BURLINGTON COAT FACTORY WAREHOUSE CORPORATION, a Delaware corporation (the "Company"), with its corporate offices at 1830 Route 130, Burlington, New Jersey, and ______________, an individual ("Executive").

W I T N E S S E T H:

WHEREAS, Executive is an executive vice president and a key employee of the Company; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to provide as a component of Executive's employment and benefit package, a benefit payable upon Executive's death to Executive's estate or designated beneficiary to more closely bind Executive's interests to that of the Company and its stockholders and as incentive to Executive to remain in the employ of the Company;

NOW, THEREFORE, in consideration of the premises, the services of Executive to be performed for the benefit of the Company and other good and valuable consideration, it is agreed as follows.

1. The benefit provided under this Agreement shall be the sum of One Million Dollars ($1,000,000). Upon the execution of this Agreement, Executive shall designate in writing to the Company on a form provided by the Company the beneficiary or beneficiaries who shall be entitled to receive the benefit provided hereunder. Such beneficiary may be changed by Executive at such time and in such manner as the Company shall prescribe. If no such beneficiary has been designated at the time of Executive's death or if such beneficiary designated by Executive shall pre-decease Executive and Executive shall not have designated another beneficiary at the time of his death, the benefit provided hereunder shall be paid to Executive's estate in a single lump sum. At the time that Executive designates a beneficiary, Executive shall also designate whether the benefit payable hereunder shall be paid: (i) in a single lump sum; (ii) in five (5) equal annual installments (the first installment to be payable within thirty (30) days after the death of Executive and each additional installment payable annually within thirty (30) days after the anniversary of the death of Executive together, in the case of each installment after the first, with interest on the unpaid balance at the rate paid by Bank of America on time deposits in Burlington, New Jersey equal to maturity of such installment; or (iii) in the form of an annuity selected by the payee to be purchased by the Company. Such payment method designation may be changed by payee prior to Executive's death by providing the Company with written notice. If no payment method election is made prior to Executive's death, the Company shall pay the benefit in the form of a single lump sum as provided in alternative (i) above. The Company shall have the right to withhold all applicable taxes from any payment made hereunder. Executive acknowledges and agrees that the Company has no obligation to secure payment of the herein described benefit or to fund any payment in any manner and that any claim to any payment hereunder is and shall remain an unsecured general obligation of the Company.

2. Notwithstanding the preceding, the benefit provided above shall only be payable if (i) Executive shall be employed in either full time or part time capacity by the Company at the time immediately preceding his death, (ii) Executive shall have retired from active full-time employment with the Company after having reached age sixty-five (65), (iii) the Company shall have terminated Executive's employment with the Company without "Cause" (as defined below) or (iv) Executive shall be disabled (as evidenced by a physician's certification that Executive is unable to perform the usual duties of his office on behalf of the Company) after having remained employed continuously by the Company up to the time of such disability. In the case of disability, the Company shall have the option to request Executive to be examined by a physician of the Company's choosing to confirm disability; provided, however, if the Company shall fail to exercise this option within thirty (30) days after receipt of certification of disability from Executive's physician, the Company shall be deemed irrevocably to have waived this election.

3. The Company has previously obtained key man life insurance on the life of Executive in the amount of Five Million Dollars ($5,000,000.00) under a term life policy with a fixed annual premium of ____________ Dollars ($___________) for a period of twenty years extending through ___________, 2024 (the "Key Man Policy"). The Company shall have no obligation to maintain such Key Man Policy in effect except that in the case of Executive's retirement, termination without "Cause" or disability described in clauses (ii), (iii) or (iv) of Section 2 above, the Company shall maintain the Key Man Policy in effect until the death of Executive. Executive shall cooperate with the Company and do all things necessary to enable the Company to maintain or renew such policy, as the case may be.

4. This Agreement shall terminate upon completion of payment of the benefit provided in Section 1 above in accordance with the election of the beneficiary in respect of such payment or the earlier voluntary separation of Executive from employment with the Company or termination of Executive's employment with the Company for "Cause". For the purposes of this Agreement, termination for "Cause" shall mean termination of Executive's employment by the Company for (i) willful neglect in the performance of his duties or disregard of directives of the Board of Directors of the Company (hereinafter referred to as a "Default"), in each instance after Executive shall have received written notice of such Default and an opportunity to cure such Default for a period of thirty (30) days after receipt of written notice, or if such Default cannot reasonably be cured within thirty (30) days, such longer period as may be necessary to effectuate such cure, provided Executive shall have diligently and continuously sought to effect such cure; (ii) conviction of Executive of a felony which is not subject to appeal or for which the time period to appeal has expired; or (iii) commission by Executive of an act of dishonesty towards the Company or any of its subsidiaries.

5. If this Agreement shall terminate for any reason other than completion of payment by the Company of the benefit described in Section 1 above or if the Company shall at any time determine not to maintain the Key Man Policy in effect, the Company shall offer to assign the Key Man Policy to Executive. Executive shall have thirty (30) days after receipt of written notice by the Company of the offer of assignment to accept such offer in writing. If Executive shall accept such offer of assignment, the parties shall promptly do all things necessary to complete such assignment including, without limitation, payment by Executive to the Company of the unearned portion of the premium for the then current policy year theretofore paid by the Company and a release from the insurer to the Company of its obligations under the Key Man Policy and Executive's assumption of such obligations.

6. At any time during the term of this Agreement, Executive may elect to pay for one-fifth (1/5) of the annual premium due under the Key Man Policy. Such election shall be exercised in writing and shall be irrevocable. Upon such election by Executive, the Company shall designate Executive's estate (or a beneficiary designated by Executive from time to time) as a beneficiary under the Key Man Policy to the extent of One Million Dollars ($1,000,000.00) in lieu of any benefit otherwise payable pursuant to Section 1 above. If Executive shall make the election under this Section 6, Executive shall promptly pay the Company one-fifth (1/5) of the premium due for the policy year in which the election is made, pro rated for the portion of the policy year remaining at the time such election was made. In addition, Executive shall pay the Company one-fifth (1/5) of the annual premium due for each remaining policy year under the Key Man Policy within thirty (30) days after receipt of written notice from the Company of the due date of each annual premium which notice shall be given to Executive no earlier than forty-five (45) days prior to the due date of such annual premium. If Executive shall make the election under this Section 6, the Company shall maintain the Key Man Policy in effect for the balance of the twenty year initial term of the Key Man Policy provided Executive shall pay the Company for his one-fifth (1/5) share of the annual premium as provided above. If Executive shall fail to pay the Company for Executive's one-fifth (1/5) share of the annual premium within the time period described above, the Company may allow the Key Man Policy to lapse or elect to pay the full premium by itself, but in either case Executive's estate or his designated beneficiary, as the case may be, shall thereafter not be entitled to any share of the proceeds of the Key Man Policy or any benefit payment under Section 1 of this Agreement, nor any right under Section 5 above.

7. Any notice required or permitted under this Agreement shall be in writing and sent (i) in the case of the Company to the address first written above, attention of: Corporate Secretary, or such other address as the Company shall notify Executive from time to time, (ii) in the case of Executive, to his home address as reflected in the books and records of the Company from time to time or such other address as Executive shall notify the Company from time to time, or (iii) in the case of Executive's designated beneficiary, to the address of such beneficiary provided by Executive at the time of such beneficiary designation or such other address as Executive shall notify the Company from time to time. Notices shall be sent by first class mail, postage prepaid, by nationally recognized overnight courier or by personal delivery and shall be deemed effective three business days after mailing in the case of first class mail, the next business day in the case of overnight courier with signed receipt, or upon delivery in the case of personal delivery.

8. The obligation of the Company to make payments under this Agreement constitutes only the unsecured (but legally enforceable) promise of the Company to make such payments. No person asserting a right hereunder shall have any lien, prior claim or other security interest in any property of the Company, including, without limitation, the Key Man Policy, and each such person shall look solely to the assets of the Company for such payments as an unsecured, general creditor. Except as otherwise provided with respect to the Key Man Policy, the Company shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Agreement. If such a fund, trust or account is established, the property therein shall remain the sole and exclusive property of the Company. The Company shall be obligated to pay the cost of the benefits under this Agreement out of its general assets.

9. Neither Executive nor any beneficiary designated by him shall have any power to anticipate, alienate, dispose of, pledge or encumber the benefits hereunder, nor shall the Company recognize any assignment thereof, either in whole or in part, nor shall the benefit hereunder be subject to attachment, garnishment, execution following judgment or other legal process before the benefit is payable. The power to designate a beneficiary shall not permit or be construed to permit such power or right to be exercised by Executive so as thereby to anticipate, pledge, mortgage or encumber Executive's benefits hereunder, and any attempt by Executive to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Company.

10. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New Jersey applicable to agreements made and wholly to be performed within said State, except to the extent preempted by Federal law.

11. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or cotemporaneous agreement or understanding, written or oral, of the parties hereto with respect to such subject matter. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto. This Agreement may be executed in counterparts, all of which, taken together, shall be considered one and the same agreement, it being understood that counterparts may be delivered by facsimile or e-mail.

12. In the event any provision (or any portion of any provision) of this Agreement shall be held to be invalid or unenforceable in whole or in part by a court of competent jurisdiction, the remaining provisions of this Agreement (and the remaining portion of any provision found invalid or unenforceable in part only) shall remain in full force and effect and shall be interpreted (and this Agreement shall be reformed) so as to most nearly effectuate the intentions of the parties. It is the intent of the parties that this Agreement not constitute a "nonqualified deferred compensation plan" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (and the regulations promulgated and rulings issued thereunder).

13. The parties hereto agree to the exclusive jurisdiction of the federal or state courts of the State of New Jersey.

14. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any transferee of all or substantially all of the Company's assets and any successor by merger or otherwise by operation of law) and, in the case of Executive, shall inure to the benefit of, and shall be enforceable by, the beneficiary referred to in Section 1 above and Executive's heirs, personal representatives, executors and administrators.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:________________________________________

Name:_____________________________________

Title:______________________________________

EXECUTIVE

___________________________________________

Print Name:__________________________________